EXHIBIT 10.18

SUBORDINATED
PROMISSORY NOTE

$250,000.00
                                                                           February 27, 2009
                                                                           Wayzata, Minnesota

FOR VALUE RECEIVED, the undersigned, Northern Oil and Gas, Inc., a Nevada corporation (the “Company”), promises to pay to _______________, a resident of the State of Minnesota, or his heirs, successors and/or assigns (the “Payee”), at such place as the Payee may designate from time to time, the principal sum of Two Hundred Fifty Thousand and No Cents ($250,000.00) together with interest on the unpaid principal balance at the rate twelve percent (12.0%) per annum.  Payee hereby acknowledges that this Subordinated Promissory Note (this “Note”) supersedes any and all obligations of our company under that certain Promissory Note in the principal amount of $370,000.00 issued by the Company to the Payee on January 30, 2009.

Our company shall make payments to the Payee pursuant to this Note in arrears to the maximum extent permissible under that certain Credit Agreement dated as of February 27, 2009 among our company, as Borrower, CIT Capital USA Inc., as Administrative Agent and the Lenders Party thereto (as amended, restated, modified or supplemented, the “Credit Agreement”).  Any unpaid principal amount and all accrued but unpaid interest on this Note shall be due and payable in full in a single lump sum on March 1, 2013.  Our company reserves and shall have the right to repay at any time and from time to time the whole or any portion of the unpaid balance of this Note without premium or penalty, subject to the terms and conditions of the Credit Agreement.  All payments shall be applied first to accrued but unpaid interest and then to any unpaid principal.

The unpaid balance of this Note shall, at the option of Payee and without presentment, demand, notice of dishonor or protest, all of which are hereby waived by Company, become immediately due and payable, in the case of any one or more of the following events of default occurring:

(a)
Company shall become insolvent, unable to pay his debts as they mature, admit in writing his inability to pay his debts as they mature, become or be adjudicated bankrupt or shall voluntarily file a petition for bankruptcy;

(b)	Company shall make a general assignment for the benefit of creditors; or

(c)
Company shall apply for appointment of a receiver or a trustee for any substantial portion of his property or assets or shall permit the appointment of such receiver or trustee who is not discharged within a period of thirty (30) days after such appointment.

The indebtedness represented by this Note shall be unsecured and subordinate in right of payment and liquidation to the extent set forth in the Credit Agreement and any swap agreement entered into in connection with such Credit Agreement.  This Note is non-negotiable, and the Payee may not transfer, assign, pledge or hypothecate this Note.

No delay or omission on the part of Payee in exercising any right hereunder shall operate as a waiver of such right or of any other remedy under this Note.  A waiver on any one occasion shall not be construed as a waiver of any such right or remedy on a future occasion.  This Note is made with reference to and shall be construed in accordance with the laws of the State of Minnesota.

             Northern Oil and Gas, Inc.

             ________________________________
             By Michael L. Reger
             Its Chief Executive Officer

             Acknowledged:
              [NAME]